Exhibit 99.1

                    Investors Trust Company Receives Charter

     CHAPEL HILL, N.C.--(BUSINESS WIRE)--March 2, 2004--J. Allen Fine, Chairman of the Board of Investors Trust Company, announced today that the Company, which is headquartered at 121 N. Columbia Street, Chapel Hill, North Carolina, has received its charter from the North Carolina Commissioner of Banks. The Company will serve clients throughout North Carolina and neighboring states by providing professional portfolio management services along with trust services.
     Fine said, "Investors Trust Company has employed an experienced management team with over 75 years of combined experience in the trust and money management services, headed by Thomas W. Murray who has been named President". Stephen E. Pike, Executive Vice President and D. Carlisle Whitlock, Chief Investment Officer complete the team.
     Investors Trust Company is a wholly owned subsidiary of Investors Title Company, a publicly-held North Carolina company whose stock is traded on the NASDAQ National Market (Nasdaq:ITIC).
     Investors Title Company is engaged in the business of issuing and underwriting title insurance policies. Title insurance is typically sold when real estate is purchased and upon refinancing of loans secured by real estate. Premiums are written through 28 branch offices and a network of agents in 24 states and the District of Columbia. The Company also provides services in connection with tax-free exchanges of like-kind property.

    CONTACT: Investors Title Company
             L. Dawn Martin, 919/968-2200